Matinas BioPharma Announces Pricing of $8.0 Million Public Offering

Bedminster, NJ (June 19, 2018) – Matinas BioPharma Holdings, Inc. (NYSE AMER: MTNB), a clinical-stage biopharmaceutical company focused on enabling the delivery of life-changing medicines using its proprietary lipid nano-crystal (LNC) platform technology, today announced the pricing of a public offering of up to 8,000 shares of its newly designated Series B Convertible Preferred Stock, or the Series B Preferred, with a stated value of $1,000 per share and convertible into an aggregate of 16,000,000 shares of its common stock at a conversion price of $0.50 per share. Holders of the Series B Preferred will be entitled to receive dividends payable in shares of common stock equal to (i) 10% of the shares of common stock underlying the Series B Preferred then held by such holder on the 12-month anniversary of the offering, (ii) 15% of the shares of common stock underlying the Series B Preferred then held by such holder on the 24-month anniversary of the offering and (iii) 20% of the shares of common stock underlying the Series B Preferred then held by such holder on the 36-month anniversary of the offering.

The offering is expected to close on or about June 21, 2018, subject to satisfaction of customary closing conditions.

The net proceeds to Matinas BioPharma is expected to be $7.1 million after deducting placement agent fees and expenses and other estimated offering expenses. Matinas intends to use the net proceeds from this offering primarily for the ongoing development activities for its product candidates and LNC platform delivery technology, and for working capital and other general corporate purposes.

ThinkEquity, a division of Fordham Financial Management, Inc., is acting as the placement agent for the offering.

The shares of Series B Preferred, the underlying shares of common stock and the dividend shares are being offered pursuant to an effective shelf registration statement on Form S-3 (File No. 333-217106), that was previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective on April 12, 2017. A preliminary prospectus supplement was filed with the SEC and a final prospectus supplement and related prospectus relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. The offering is being made by means of a prospectus and related prospectus supplement, copies of which may be obtained, when available, by contacting ThinkEquity, 17 State Street, 22nd Floor, New York, NY 10004, telephone (646) 968-9355, email: prospectus@think-equity.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Matinas BioPharma

Matinas BioPharma is a clinical-stage biopharmaceutical company focused on enabling the delivery of life-changing medicines using its LNC platform technology. The Company’s proprietary, disruptive technology utilizes lipid nano-crystals which can encapsulate small molecule drugs, oligonucleotides, vaccines, peptides, proteins and other medicines potentially making them safer, more tolerable, less toxic and orally bioavailable.

The Company’s lead anti-fungal product candidate, MAT2203, utilizes its proprietary lipid nano-crystal formulation technology for the safe and effective delivery of the broad-spectrum fungicidal agent, amphotericin B. Based on the positive patient clinical data reported in 2017, Matinas is preparing for a potential Phase 2 pivotal trial of MAT2203 for prevention of invasive fungal infections in patients with acute lymphoblastic leukemia.

Forward Looking Statements: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including those relating to the offering and the Company’s anticipated capital and liquidity needs, strategic focus and the future development of its product candidates, including MAT2203, the anticipated timing of regulatory submissions, the anticipated timing of clinical studies, the anticipated timing of regulatory interactions, the Company’s ability to identify and pursue development and partnership opportunities for its products or platform delivery technology on favorable terms, if at all, and the ability to obtain required regulatory approval and other statements that are predictive in nature, that depend upon or refer to future events or conditions. All statements other than statements of historical fact are statements that could be forward-looking statements. Forward-looking statements include words such as “expects,” “anticipates,” “intends,” “plans,” “could,” “believes,” “estimates” and similar expressions. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to obtain additional capital to meet our liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials of our product candidates; our ability to successfully complete research and further development and commercialization of our product candidates; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; our ability to maintain and derive benefit from the Qualified Infectious Disease Product (QIDP), Orphan and/or Fast Track designations for MAT2203, which does not change the standards for regulatory approval or guarantee regulatory approval on an expedited basis, or at all; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and the other factors listed under “Risk Factors” in our filings with the SEC, including Forms 10-K, 10-Q and 8-K. Investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this release. Except as may be required by law, the Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Matinas BioPharma’s product candidates are all in a development stage and are not available for sale or use.

Investor Contact Jenene Thomas Jenene Thomas Communications, LLC Phone: +1 (833) 475-8247 Email: mtnb@jtcir.com	Media Contact Eliza Schleifstein Scient Public Relations Phone: + 1 (917) 763-8106 Email: eliza@scientpr.com

Source: Matinas BioPharma Holdings, Inc.

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